FIGS CANADA, INC.
May 28, 2024

Sarah Oughtred

Dear Sarah:

On behalf of FIGS, Inc. (the “Parent”), I am pleased to offer you employment commencing on July 29, 2024 (the “Start Date”) with FIGS Canada, Inc., a wholly-owned Canadian subsidiary of the Parent (the “Company”), on the following terms and conditions.

1.Position
You will report to Trina Spear, Co-Founder/CEO of Parent (your “Manager”) or a designate, although reporting structures may change from time to time without advance notice, depending upon business requirements.
From the Start Date until August 8, 2024, your title will be Advisor. As of August 9, 2024, your title will be Chief Financial Officer and you will also be appointed as an executive officer of the Parent.
Given the nature of the business of the Company Group (as defined below), your job may evolve and change over time. Accordingly, the Company may add-to, remove or change your duties and responsibilities as circumstances change. The terms and conditions of this agreement and all related schedules will continue to apply notwithstanding any such changes.
2.Time, Attention and Duties
Consistent with your fiduciary duties to the Company Group, you will:
(a)devote your attention, skill and effort to the business of the Company Group on a full-time basis and in compliance with this agreement and the policies, practices, directions and instructions given to you by the Company Group from time to time;
(b)perform your duties and responsibilities in a faithful, honest, diligent and competent fashion; and
(c)actively market for the benefit of the Company Group, and do no harm to, the Company Group, its image, and the Company Group’s products and services, with due and careful consideration for the reputation of the Company Group.

You will not accept employment or an engagement to perform services with another employer or entity that may interfere with your ability to perform your duties and responsibilities for the Company Group under this agreement.
3.Base Pay
(a)The Company will pay you an annualized base salary of USD$500,000 (as adjusted from time to time, the “Base Pay”), in accordance with paragraphs (b) and (c) below.
(b)At the start of each fiscal quarter, the Base Pay will be converted to CAD using the Bank of Canada exchange rate as of the last business day of the month prior to the beginning of the fiscal quarter.
(c)All wages shall be paid to you in CAD, initially pursuant to paragraph (b), and in accordance with the Company’s payroll practices, which are subject to change from time to time.
(d)You and the Company may agree, in writing, to a fixed CAD exchange rate in lieu of the arrangements at paragraph (b) and Section 4(iii).
(e)Base Pay and performance will be reviewed annually, and any Base Pay increase shall be within the discretion of the Company. The terms and conditions of this agreement and all related schedules will continue to apply notwithstanding any Base Pay increase.
4.Annual Bonus
You will also be eligible to receive an annual bonus targeted at USD$300,000 (the “Bonus”) as determined by the Company in its discretion. The Bonus, if any, for a given year: (i) will be based on (A) the Company Group’s performance and attainment of certain corporate objectives and targets; and (B) your individual performance and attainment of certain individual objectives and targets to be determined by your Manager, in consultation with you, within 90 days of the Start Date or the start of the calendar year, as applicable; all in accordance with the terms and conditions of the applicable bonus plan, as it may be modified in the Company’s discretion; (ii) will be paid following the completion of such year; (iii) will be converted to, and paid out in, CAD, based on the Bank of Canada exchange rate on the last day of the month prior to the month in which the Bonus payout date occurs; and (iv) is not earned or accrued until the Bonus payout date. You must be Actively Performing Services (as defined below) for the Company on the Bonus payout date in order to be eligible to receive the Bonus. Under no circumstances should any Bonus be considered part of or integral to your Base Pay or other regular employment compensation. The Bonus will be pro-rated for the year in which your Start Date occurs.
5.Actively Performing Services

If you give notice of resignation or retirement, you will be deemed to have ceased to be Actively Performing Services for the Company on the date that you give notice of resignation or retirement to the Company, except to the extent required to comply with only the minimum applicable requirements of ESA (as defined below). If your employment is terminated by the Company, regardless of whether the termination is with or without Cause, or lawful or unlawful, or for Good Reason, or as a result of a constructive dismissal, you will be deemed to have ceased to be Actively Performing Services for the Company on the Termination Date. “Termination Date” means, the later of: (i) the date that is the last day of any minimum statutory notice period applicable to you pursuant to the ESA, if and only to the extent required to comply with the minimum requirements of the ESA, or (ii) the date specified by the Company in its written notice of termination to you as being your termination date (or, where applicable, the date on which you claim a constructive dismissal to have occurred). In each of (i) or (ii), you will not be considered to be Actively Performing Services during any applicable period of reasonable notice, contractual notice, severance, or pay in lieu of notice, to which you might be entitled or claim to be entitled, that follows (or is in respect of a period which follows) the Termination Date. You acknowledge and agree that, except as may be expressly required to comply with only the minimum requirements of the ESA, you are not entitled to any compensation or damages in respect of any applicable incentive, equity or compensation program(s), plan(s) or payment(s) that you do not receive as a result of ceasing to be Actively Performing Services (regardless of the reason and whether you or the Company initiates the cessation of your employment). For the avoidance of any doubt, this agreement fully displaces any common law rights that you may have with respect to any incentive, equity or other compensation earned in connection with your employment.
6.Benefits
While the Company does not currently have any employee benefit plans, in the event that the Company makes any benefit plan participation available for similarly situated employees in Canada, you will, subject to the terms and conditions of the applicable benefit plan policies, be eligible to participate in such benefit plans as the Company may make available to similarly situated employees in Canada in its discretion. To the extent permitted by the ESA (as defined below), the Company may cancel or modify the terms of such benefit plan policies from time to time or change benefit carriers without advance notice.
7.Flexible Time Off
The Company believes that time away from work is beneficial for all employees. Subject to the terms and conditions of the Company’s flexible time off policy, as it may be modified from time to time in the Company’s discretion, you will be entitled to vacation pay and vacation time in accordance with the minimum requirements of the ESA (as defined below) (such vacation, the “Statutory Vacation”).

The first two weeks (or three weeks for employees with five or more years of employment) of vacation in each calendar year shall be considered the Statutory Vacation. Statutory Vacation accrues pro-rata on a monthly basis. Except as required by the ESA, you will not accrue vacation pay associated with Statutory Vacation during periods of inactive employment, including any leaves of absence. Vacation time associated with Statutory Vacation must accrue before you may use it, except at the discretion of the Company. The Company reserves the right, in accordance with the ESA, to schedule the Statutory Vacation to ensure that you take the minimum time off required by the ESA.
The Statutory Vacation is your only annual vacation entitlement, which you must take each year, but, subject to Manager approval, and vacation “blackout” periods as determined by the Company, we encourage you to take more time off than the Statutory Vacation (any such additional time off, the “Additional Time Off”). There is no limit to the Additional Time Off. You must use good judgment at all times when requesting and booking time off. The frequency and duration of Additional Time Off must always be reasonable. The Company reserves the discretion to approve or deny Additional Time Off.
For the avoidance of any doubt, as long as you take the Statutory Vacation (which you must take each year), you will not accrue any Additional Time Off. Additional Time Off is not vacation for statutory or other purposes and shall not accrue from year to year, nor is there any guarantee that Additional Time Off shall be granted in any year. If your employment with the Company ends, no matter what the reason, only accrued but unpaid Statutory Vacation shall be paid out.
8.Sick Days
Subject to the terms and conditions of the Company’s sick day policy in effect from time to time, each calendar year you will be entitled to 9 paid days off work, inclusive of any paid or unpaid leave you are entitled to pursuant to the ESA (as defined below) and inclusive of any other leave required by applicable law in the province in which you are employed (“Sick Days”). Sick Days are intended to be used for personal illness, personal injury or for the purposes set out in the ESA or other applicable law. Sick Days have no cash value, do not accrue and cannot be carried over from year to year. You will not receive any payment in respect of any unused Sick Days, either at the end of the calendar year or upon termination of employment for any reason. To the extent permitted by the ESA, Sick Days shall count towards and offset any applicable statutory leave entitlements.
9.Restricted Stock Unit
(a)Subject to approval by the Board of Directors of the Parent (the “Board”) or a committee thereof, in its sole discretion, you will be granted, pursuant to the Parent’s 2021 Equity Incentive Award Plan (the “Plan”), restricted stock units with an aggregate dollar-denominated value of approximately USD$4,000,000, as determined by the Board or a committee thereof, in its sole discretion, as of the date of grant (the “Grant”). Your Grant will be subject to a four-year vesting schedule, under which ¼ of your Grant will vest on the one year anniversary of the first day of the month following your Start Date, and 1/16th of the total restricted stock units will vest quarterly thereafter, until either the Grant is fully vested or your termination of employment, whichever occurs first. The number of shares of Class A Common Stock underlying the Grant will be determined by dividing the value of the Grant by the average closing price of the Parent’s Class A Common Stock over the 20 trading day period ending on (and including) the date of grant. The Grant shall be conditional upon: (a) your continued employment with the Company at the time of grant; (b) you entering into an award agreement with the Parent (the “Award Agreement”); and (c) any other terms and conditions set forth in the Plan, your Award Agreement and as may be determined by the Board or a committee thereof, in its sole discretion, at the time of grant. It is a fundamental condition of the Grant that you must read the Plan and the Award Agreement (together, the “Plan Documents”) and you warrant that you will do so. The Plan Documents contain important terms and conditions, including those that will impact your rights in respect of your Grant upon termination of your employment with the Company.
(b)You will also be eligible to participate in the Parent’s annual equity award program, with all aspects of any such award subject to the sole discretion of the Board or its committee, and the applicable Plan Documents. The target aggregate value of any such annual equity award shall be determined by the Board (or a committee thereof) in its discretion by reference to the 50th percentile of annual equity-based awards granted to chief financial officers in the Company’s executive compensation peer group.
10.Expenses
You will be reimbursed for eligible out-of-pocket expenses that are pre-approved in accordance with the Company’s expense policy.
11.Currency and Deductions
The Company may withhold from any amounts payable to you federal, provincial or other taxes and statutory or authorized deductions, including contributions to the cost of employee benefits, if any. Unless otherwise specified, all references to money in this agreement are to Canadian currency.
12.Workplace Policies
You will comply with all Company Group rules and policies, as may be established, amended or discontinued by the Company Group from time to time (the “Policies”). To the extent permitted by the ESA (as defined below), you will immediately be governed by and comply with new or revised Policies upon receipt of notice.

You also acknowledge receiving a copy of applicable workplace posters entitled “Working in BC”, which are also available on the BC Employment Standards website: https://www2.gov.bc.ca/gov/content/employment-business/employment-standards-advice/employment-standards/forms-resources.
13.Confidentiality of Information and Ownership of Proprietary Property
Your employment is subject to the Confidentiality of Information and Ownership of Proprietary Property Agreement, attached as Schedule A to this agreement, which you agree to execute and deliver to the Company in connection with this agreement and is incorporated by reference.
14.Non-Solicitation
During the term of your employment with the Company and for a period of 12 months following the termination of your employment for whatever reason, whether with or without Cause, or by resignation, or for Good Reason, or constructive dismissal, you shall not, either directly or indirectly:
(a)offer to hire, hire or recruit (or attempt to do any of the foregoing) any of the employees or consultants of the Company, the Parent, or any of their subsidiaries or parent entities (collectively, the “Company Group”) with whom you worked or became aware of during your employment with the Company Group, or encourage any of them to terminate their relationship with the Company Group;
(b)solicit, approach, contact, call upon or canvass (or attempt to do any of the foregoing), for any purpose which is in whole or in part competitive with the Business of the Company Group, and in connection with any Competitive Business, any Customer or Prospective Customer; and
(c)for the purposes of this agreement:
(i)“Business” means the design, manufacture, distribution, marketing or sale of healthcare apparel and other products, including, without limitation, scrubs, footwear, accessories, compression socks and other apparel, or services designed for medical professionals;
(ii)“Competitive Business” means any business undertaking that is in whole or in part competitive with the Business of the Company Group and in which you were involved during the Lookback Period;
(iii)“Customer” means any customer of the Company Group with whom, at any time during the Lookback Period, you, in the course of performing your employment duties: (A) had direct and personal contact; or (B) supervised an employee who had direct and personal contact;

(iv)“Lookback Period” means: (A) the 12-month period prior to the termination of your employment with the Company; or (B) if your employment with the Company has not been terminated, at any time within the prior 12-month period; and
(v)“Prospective Customer” means any person or entity that is not a Customer but for whom: (A) there was an active proposal outstanding by the Company Group, or on its behalf, during the Lookback Period; and (B) you were personally involved in the preparation or presentation of such proposal.
15.Non-Competition
During the term of your employment with the Company and for a period of 12 months following the date of termination of your employment for whatever reason, whether with or without Cause, or by resignation, or for Good Reason, or constructive dismissal, you shall not within Canada or the United States operate, be a partner in, be employed by, provide services to (either directly or indirectly) whether as an independent or dependent contractor, advisor or consultant, or act as an officer or director of, any Competitive Business. Notwithstanding the foregoing, you shall not be in default under this provision solely by virtue of:
(a)any involvement in an undertaking that carries on multiple businesses, one of which is a Competitive Business, provided you are not involved in the Competitive Business; or
(b)being employed by or providing services to a Competitive Business if such employment or services engagement is not in a Same or Similar Capacity. For the purposes of this agreement, “Same or Similar Capacity” means: (i) the same or similar capacity or function in which you worked for the Company Group at any time during the Lookback Period; and/or (ii) any other capacity where your knowledge of confidential information of the Company Group could provide a competitive advantage to any Competitive Business.
16.Conflict of Interest
During your employment with the Company:
(a)You will ensure that your direct or indirect personal interests do not, whether potentially or actually, conflict with the interests of the Company Group or create a perceived conflict of interest with the Company Group (“Conflicts”). You will promptly report to your Manager any Conflicts, including any direct or indirect business relationships and other related party transactions and arrangements between you, or your family members, and the Company Group or a third-party doing business with, or who has submitted a business proposal to, the Company Group.

(b)You will not be an investor, shareholder, joint venturer or partner in any enterprise, association, corporation, joint venture or partnership in any Competitive Business. Notwithstanding the foregoing, you shall not be in default under this provision solely by virtue of holding, strictly for investment purposes and as a passive investor, not more than five percent (5%) of the issued and outstanding shares of a Competitive Business, the shares of which are listed on a recognized stock exchange.
17.Termination
Unless prohibited by the ESA (as defined below) or any other applicable legislation, you or the Company may end your employment as described below. You will always receive all wages that are earned and payable, any accrued vacation pay and benefits up to your last day of employment.
(a)If you decide to resign from your employment, you will give 4 weeks of written notice. You will not disclose your resignation without the prior approval of the Company.
(b)The Company may terminate your employment with or without cause by complying with only the applicable minimum requirements of applicable employment standards legislation, as amended or replaced (all such legislation referred to as the “ESA”) in respect of the termination of your employment (including, without limitation, all ESA requirements in respect of notice, termination pay, severance pay, wages, benefits, vacation pay, reprisal prohibitions and reinstatement). Benefits will only continue during any period required by the ESA.
(c)In addition to complying with the minimum requirements of the ESA relating to the termination of your employment, if your employment is terminated by the Company without Cause or you resign for Good Reason, and you sign a full and final release in a form satisfactory to the Company (the “Release”) within 14 days of the last day of your employment as specified in the Company’s written notice to you (or in your written notice of resignation for Good Reason, whichever is earlier) (the “Last Day of Employment”):
(i)The Company will provide you with “Additional Severance Pay” equal to (x) Total Notice Period (as defined below), less (y) the aggregate number of weeks represented by your ESA notice (or pay in lieu of such notice) and severance pay paid to you under paragraph (b); provided that if the amount under (y) equals or exceeds the amount under (x), you will not receive any Additional Severance Pay and this paragraph (c) will not apply.
(ii)For the purposes of this section, the “Total Notice Period” means:

(1)6 months, if the Last Day of Employment occurs prior to the one-year anniversary of the Start Date; or
(2)12 months, if the Last Day of Employment occurs on or following the one-year anniversary of the Start Date.
(iii)The Additional Severance Pay will be calculated on the basis of your Base Pay only and will be paid in accordance with the Company’s usual payroll practices, starting after the aggregate of the number of weeks represented by your ESA notice and severance have elapsed since the Last Day of Employment.
(iv)If your employment is terminated by the Company without Cause or by you for Good Reason, in either case, on or within 12 months following a Change of Control, the Parent will also accelerate 100% of the unvested stock subject to the Grant such that the Grant will be deemed fully vested as the Termination Date.
(v)You will not receive any Additional Severance Pay or the arrangements under paragraph (iv) (if applicable) if:
A.you fail to sign the Release within 14 days of the Last Day of Employment;
B.all or part of the business of the Company is transferred to an affiliate or a third party and you are offered reasonably comparable employment, with a base salary equal or greater to your then-current Base Pay;
C.you breach or threaten to breach any of your post-employment obligations to the Company; or
D.you become an investor in any Competitive Business within the 12 months following the Last Day of Employment, except for holding, strictly for investment purposes and as a passive investor, not more than five percent (5%) of the issued and outstanding shares of a Competitive Business, the shares of which are listed on a recognized stock exchange.
If any of the above subparagraphs under this paragraph (v)(ii) apply: (1) you will only receive all applicable minimum requirements of the ESA as set out in paragraph (b) and such requirements will fully satisfy the Company’s and all affiliates’ obligations to you in respect of the termination of your employment and you will not be entitled to further notice of termination, severance pay, incentive compensation, damages or other compensatory payments under common law or contract; and (2) if applicable, you must repay to the Company all Additional Severance Pay already paid to you.
(vi)For the purposes of this agreement, “Cause” means any of the following:
A.you working for the Company without valid legal eligibility;
B.your failure to comply with any Company Group rules or policies of a material nature;
C.your material breach of any agreement between you and the Company Group;
D.your unauthorized use or disclosure of the Company Group’s confidential information or trade secrets;
E.your repeated failure to perform the material duties of your position in a competent manner;
F.your commission of any act involving fraud, embezzlement or dishonesty, or which otherwise adversely impacts the reputation of the Company Group;
G.your conviction of a criminal offence;
H.you or any member of your immediate family making personal profit out of or in connection with a transaction or business opportunity with which the Company Group is involved or otherwise associated, without making disclosure to and obtaining the prior written consent of the Company;
I.your failure to act honestly and in the best interests of the Company Group;
J.your failure to obey reasonable instructions provided to you in the course of employment, within 5 calendar days of receiving written notice of such disobedience from the Company;
K.any actions or omissions by you constituting gross misconduct or negligence resulting in material harm or injury to the Company Group; or
L.any other actions or omissions by you constituting grounds at common law for which an employer is entitled to dismiss an employee summarily without notice or pay in lieu of notice.

(vii)For the purposes of this section, “Change in Control” shall have the meaning ascribed to it in the Plan.
(viii)For the purposes of this agreement, “Good Reason” means any of the following:
A.a reduction in your Base Pay by more than 10% unless such reduction is part of a general salary reduction affecting similarly situated employees;
B.a material reduction of your authority, duties or responsibilities; provided, however, that a change in job position or title, including as a result of a reassignment following a Change of Control to a position that is the same or substantially similar to the position held prior to the Change of Control, shall not constitute a “material reduction”;
C.the Company’s material breach of any of its obligations under this agreement; or
D.a forced relocation of your principal work location outside a 40-km radius of your current principal work location.
However, a resignation by you is not considered to be a resignation for Good Reason unless: (i) you have delivered written notice to the Company of the condition giving rise to “Good Reason” within 30 days of its initial occurrence; (ii) the Company fails to remedy such event within 30 days after receiving written notice setting forth in reasonable detail the facts or circumstances constituting or giving rise to such event; and (iii) you resign more than 31 days, but not more than 60 days, after the Company receives such notice and before the Company remedies the event.
(d)You and the Company intend to and will comply with all requirements of the ESA, including with respect to employment benefits continuation, if applicable.
(e)Upon termination of this agreement for any reason, you shall be deemed to automatically resign from all offices in the Company Group.
(f)The termination arrangements set out in this section fully satisfy the Company Group’s obligations to you in respect of the termination of your employment, including in the event that you claim constructive dismissal, and you will not be entitled to further notice of termination, severance pay, incentive compensation, damages or other compensatory payments under common law or contract.
(g)In the event of the termination of your employment for any reason, you must return immediately and in good condition all Company property, including,

without limitation, all computers and other equipment or systems that may from time to time be issued to you. You must deliver to the Company any files or data on your personal computer hardware or software and thereafter permanently destroy such property so that it is irretrievable. You will provide the Company with all passwords to any equipment, systems, files or data you deliver to the Company.
(h)In the event of the termination of your employment as a result of resignation, or if the Company provides you with working notice of termination, the Company may, during the applicable resignation or working notice period, relieve you of all or any of your duties for all or part of the remainder of such period. This may include a requirement that during the applicable resignation or working notice period, you stay away from all or any of the Company’s premises and/or that you will not be provided with any work and/or will have no business contact with all or any of the Company’s agents, employees, customers, clients, distributors and suppliers. Whether or not you are relieved of any duties during the applicable resignation or working notice period: (i) you will be paid your Base Pay in accordance with this agreement and other benefits; (ii) your employment will not be terminated by any removal of duties; (iii) your employment will continue during such period; (iv) you will continue to be bound by your obligations under this agreement; and (v) without limiting any of the foregoing, the Company will comply with all applicable minimum requirements of the ESA.
(i)The termination arrangements set out in this section will remain in full force and effect regardless of your length of employment and any changes to the terms and conditions of your employment, including, without limitation, any promotions; reassignments; increases in remuneration or responsibilities; or changes to job title, work location or reporting relationships.
18.Representation Regarding Restrictive Covenants or Legal Obligations
By signing below, you represent and warrant that: (a) you are not bound by any restrictive covenant or other legal obligation with your current employer, any former employer or any other third party that would prevent you from accepting these terms and conditions or that would reasonably interfere with your ability to perform the employment duties and responsibilities contemplated by this agreement; and (b) that you will not during the course of your employment with the Company use or disclose any confidential information or breach any intellectual property rights of any former employer or other third party.
19.Representation Regarding Legal Eligibility
The offer of employment set forth in this agreement is conditional upon you being legally eligible and able to, as of your Start Date, (i) work in Canada; and (ii) travel to the United States on behalf of the Company and the Parent for business-related purposes. By signing below, you represent and warrant that you will maintain legal eligibility and ability to work in Canada and travel to the United States at all times during which you are working for the Company. Working for or travelling on behalf of the Company without valid legal eligibility to do so is a fundamental breach of this agreement.
20.Representation Regarding Identity
You represent and warrant that you have provided the Company with true, accurate and complete information about your identity, education, qualifications, experience and any other relevant matters in connection with your application for employment and the execution of this agreement (the “Personal Profile”). You acknowledge and agree that the Company has relied on the truthfulness, accuracy and completeness of your Personal Profile in entering into this agreement and, therefore, any material omission, concealment or misrepresentation in respect of your Personal Profile is a fundamental breach of this agreement.
21.Personal Information
For purposes of processing or administering your employment relationship, personal information that you provide to the Company may be transferred to and accessed by an affiliate, or agents and contractors (such as payroll companies, insurance companies, information technology consultants, etc.) that provide services to the Company, that may be located in the United States or elsewhere.
22.Assignment
You acknowledge that the services to be rendered pursuant to this agreement are unique and personal. Accordingly, you may not assign any of your rights or delegate any of your duties or responsibilities under this agreement. You hereby consent to the Company assigning its rights, duties and obligations under this agreement to an affiliate or to a purchaser or transferee of a majority of the Company’s outstanding capital stock or to a purchaser of all, or substantially all of the assets of the Company.
23.Entire Agreement
You acknowledge and agree that this agreement contains the whole understanding between you and the Company with respect to the subject matter herein and supersedes and replaces all such oral or written prior negotiations, representations and agreements. Your agreement to the terms and conditions in this agreement has not been induced by, nor do you rely upon or regard as material, any representations or writings whatsoever not incorporated into or made a part of these terms and conditions. You further agree that the terms and conditions cannot be amended, modified or supplemented except by subsequent written agreement signed by you and the Company. This agreement may be executed in counterparts and the counterparts may be executed and delivered by electronic means, with all the counterparts together constituting one agreement.
24.Governing Law

The terms and conditions of your employment will be governed by and construed in accordance with the laws of the province or territory in which you are employed and the federal laws of Canada applicable in that province or territory.
25.Severability
If, in any jurisdiction, any of these terms and conditions or their application to any party or circumstance is restricted, prohibited or unenforceable, such provision will, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining terms and conditions and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other parties or circumstances.
26.Survival of Obligations
Upon cessation of your employment under any circumstances whatsoever, and however and whenever occurring or effected, the terms and conditions of your employment that impose obligations upon you that extend beyond the termination of your employment, shall survive and can be enforced by the Company in a court of competent jurisdiction, and you acknowledge and agree that all such obligations are fair and reasonable.
27.Interpretation and ESA Failsafe
(a)You hereby waive any entitlement or claim for damages or compensatory payments pursuant to the common law and/or in equity, in respect of reasonable notice of termination (the “Waiver”). The Company is relying on the Waiver and would not have entered into this agreement but for the Waiver.
(b)You and the Company will comply with the ESA. Accordingly, this agreement will: (i) not be interpreted as in any way waiving or contracting out of the ESA; and (ii) be interpreted to achieve compliance with the ESA. The Company will exercise its discretion under this agreement in compliance with the requirements of the ESA and all other applicable legislation. This agreement contains our mutual understanding and there shall be no presumption of strict interpretation against either party.
(c)It is understood and agreed that all provisions of this agreement and the Policies are subject to all applicable minimum requirements under the ESA. In the event that the ESA provides for superior entitlements upon termination of employment or otherwise (“Statutory Entitlements”) than provided for under this agreement or the Policies, the Company shall provide you with your Statutory Entitlements in substitution for your rights under this agreement and the Policies.
(d)You acknowledge and agree that any breach or threatened breach of any of the provisions of this agreement could cause irreparable damage to the Company Group or its investors, partners or affiliates, that such harm could not be adequately compensated by the Company’s recovery of monetary damages, and that in the event of a breach or threatened breach thereof, the Company shall have, in addition to any and all remedies at law or in equity, the right to an injunction, specific performance or other equitable relief as well as any equitable accounting of all your profits or benefits arising out of any such breach. It is further acknowledged and agreed that the remedies of the Company specified in this paragraph are in addition to and not in substitution for any rights or remedies of the Company at law or in equity and that all such rights and remedies are cumulative and not alternative and that the Company may have recourse to any one or more of its available rights or remedies as it shall see fit.
28.Conditional Offer
This offer is conditional upon the Company being fully satisfied with the results of any background and reference checks. Unless prohibited by the ESA or any other applicable legislation, at any time before you commence employment, even if you have signed this agreement, the Company may rescind this offer of employment without notice and you will not be entitled to termination pay, pay in lieu of notice, severance pay or damages under common law or contract.
29.Clawback
Compensation payable hereunder shall be subject to any clawback or recoupment policy maintained by the Parent or the Company in effect on August 9, 2024 or as may be adopted or maintained by the Parent or Company following such date, including the Parent’s Policy for Recovery of Erroneously Awarded Compensation. You acknowledge that this Section 29 is not intended to limit any clawback and/or disgorgement of the compensation payable hereunder pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.
30.Sarbanes-Oxley Act of 2002
Notwithstanding anything herein to the contrary, if the Parent or the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.
31.Protected Activity
Nothing in this agreement is intended to or shall prevent you from communicating directly with, cooperating with, or providing information to, any federal, state or local government agency, including, but not limited to, the U.S. Securities and Exchange

Commission, the U.S. Commodity Futures Trading Commission or the U.S. Department of Justice, without notifying the Parent or the Company.
To signify your agreement to the above terms and conditions of employment, please return a signed copy of this agreement and the attached Schedule A to me within 7 days from the date of this agreement. We look forward to your acceptance of this offer of employment and to working with you.
Yours sincerely,
/s/ Catherine Spear

Catherine Spear
Authorized Signatory

EMPLOYEE AGREEMENT
I, Sarah Oughtred, have reviewed and agree to the terms and conditions of employment as set out in this agreement.
I have had an opportunity to ensure that I clearly understand the terms and conditions of my employment with the Company, including the termination clause set out herein, and I have had the opportunity to confer with an independent legal advisor if I so wished, in advance of accepting these terms and conditions of employment. I specifically acknowledge that the termination clause in this agreement displaces any entitlement to reasonable notice of termination under common law. Moreover, I have not been induced by the Company to leave any prior employment.

/s/ Sarah Oughtred
Name: Sarah Oughtred Date: 5/28/2024

SCHEDULE A
CONFIDENTIALITY OF INFORMATION
AND OWNERSHIP OF PROPRIETARY PROPERTY AGREEMENT